Exhibit 99.2

Reminder for Today’s NXT-ID Inc. Earnings Investor Webcast

MELBOURNE, Florida, April 6, 2017 – NXT-ID, Inc. (NXTD) ("NXT-ID" or the "Company"), a security technology company, reminds shareholders it will host an investor webcast today at 4:05 PM Eastern Time, to discuss the Company's results for the fourth quarter and full year ending December 31, 2016. Management will comment on financial and operational results, the Company's progress for the period and recent developments.

The webcast will also include a Q&A with management and several Wall Street analysts.

Material and slides for investors to follow can be viewed here:

https://s3.amazonaws.com/NXT-ID/Earnings+Call+YE+2016.pdf

Participants can register for the webcast at: http://edge.media-server.com/m/p/yiksodu5

The webcast will commence following the close of the market at approximately 4:05 PM.

The webcast will be archived and available on the company’s website following the event.

About NXT- ID Inc. - Mobile Security for a Mobile World

NXT-ID, Inc. (NXTD) is a security technology Company providing security for finance, assets, and healthcare. The Company's innovative MobileBio® solution mitigates risks associated with mobile computing, m-commerce, and smart OS-enabled devices. With extensive experience in biometric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, the Company partners with industry leading companies to provide solutions for modern payment and the Internet of Things ("IoT") applications. The Company's wholly owned subsidiary, LogicMark, LLC, manufactures and distributes non-monitored and monitored personal emergency response systems ("PERS") sold through the United States Department of Veterans Affairs ("VA"), healthcare durable medical equipment dealers and distributors and monitored security dealers and distributors. http://www.nxt-id.com

Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

NXT-ID Inc. Contact:

Corporate info: info@nxt-id.com

Media:

D. Van Zant

+1-800-665-0411

press@nxt-id.com